Exhibit 99.1

Kiora Pharmaceuticals Reports 2024 Results; Retinal Disease Drug Development Pipeline Continues to Advance; Cash and Short-term Investments Expected to Fund Operations into 2027

Encinitas, California - March 25, 2025 - Kiora Pharmaceuticals, Inc. (NASDAQ: KPRX) ("Kiora" or the "Company") today announced its 2024 financial results and provided an update on its pipeline of therapeutics for the treatment of retinal diseases.

Key fourth quarter and 2025 year-to-date corporate highlights include:

•Received approval to initiate KLARITY, a Phase 2 trial of KIO-104 for the treatment retinal inflammation.
•Received approval to initiate ABACUS-2, a Phase 2 study of KIO-301 in retinitis pigmentosa (RP) in collaboration with Théa Open Innovation (Laboratoires Théa).
•Received $3.3 million in reimbursed R&D expenses in 2024 from Laboratoires Théa for development activities related to KIO-301, of which $2.9 million was recognized in offsetting collaboration credits.
•Ended the year with $26.8 million in cash, cash equivalents and short-term investments plus $0.9 million in collaboration and tax receivables.
•Expected runway into 2027, excluding any potential partnership milestones, beyond the data readouts from KLARITY and ABACUS-2 expected in 2026.

"In 2024, our team undertook extensive preparations to initiate two Phase 2 clinical trials that have received approval and will begin enrolling patients in the coming months,” said Brian M. Strem, Ph.D., President & Chief Executive Officer of Kiora. “The KLARITY study will evaluate KIO-104 in patients with retinal inflammation and ABACUS-2 will evaluate KIO-301 in patients with advanced retinitis pigmentosa. Getting these studies underway are our two greatest priorities for this year with data expected from both in 2026."

"For KIO-301, we received approval in the fourth quarter to initiate ABACUS-2, a 36-patient, multi-center, double-masked, randomized, controlled, multi-dose study in patients with ultra-low vision or no light perception due to retinitis pigmentosa. Dosing of the first patient will begin this year following the completion of an ongoing clinical endpoint validation study. We anticipate that the patients we’ve enrolled already for this validation work meet enrollment criteria and will participate in ABACUS-2.

"Following interactions with the FDA and European regulators, retinal specialists, and patient advocacy groups, it's clear that demonstrating improvement in functional vision is essential for marketing authorization as well as reimbursement. This underscores the importance of the investment in time that we are making to refine the clinical endpoints that can measure clinically meaningful improvement in patients with no vision or bare light perception. This will increase our confidence in the data we generate from ABACUS-2 as this same endpoint would likely serve as the primary endpoint for a Phase 3 registration study.

"Our other active program is KIO-104, a potent, locally delivered small molecule that we are developing to treat inflammatory retinal diseases. The goal is to offer patients and providers an alternative to chronic steroid use or systemic anti-inflammatory drugs, both of which often lead to complications. Following a previously successful first-in-man study, and recent approval to initiate KLARITY, we anticipate dosing our first patient in the second quarter of this year. This Phase 2 clinical trial will explore multiple doses of KIO-104 in patients with inflammatory retinal diseases, including posterior non-infectious uveitis, diabetic macular edema and others. Findings in the first part of the study will inform a dose expansion part two of the study in one or more specific indications."

Kiora's Chief Financial Officer, Melissa Tosca, added, "We ended the year with a runway into 2027, beyond the anticipated 2026 readouts for the KLARITY and ABACUS-2 trials. Our partnership around

KIO-301 with Laboratoires Théa, who reimburses us fully for research and development expenses of KIO-301, frees up capital to develop a second promising candidate in KIO-104, and advance both compounds to critical inflection points."

Fourth Quarter and Full Year Financial Highlights

Kiora ended 2024 with $26.8 million in cash, cash equivalents, and short-term investments. In addition, the Company recorded $0.6 million in collaboration receivables from Laboratoires Théa for reimbursed R&D expenses and $0.3 million R&D incentive tax credits.

Net loss was $4.2 million for the fourth quarter of 2024 compared to a net loss of $2.3 million for the fourth quarter of 2023. Net income for 2024 was $3.6 million compared to a net loss of $12.5 million in 2023. The change in income for the year is attributable to the recognition of $16 million in collaboration revenue from the strategic collaboration with Laboratoires Théa.

R&D expenses for the fourth quarter of 2024 were $1.9 million, before recognizing $0.7 million in reimbursed R&D expenses from Laboratoires Théa. This compares to R&D expenses of $1.1 million in the fourth quarter of 2023, during which time there were no partnership-related reimbursement credits.

R&D expenses for 2024 were $7.8 million, before recognizing $2.9 million in reimbursed R&D expenses from Laboratoires Théa. This compares to R&D expenses of $4.0 in 2023, during which time there were no partnership-related reimbursement credits.

The increase in R&D for the quarter and full year was primarily due to research activities related to KIO-301 and KIO-104. Kiora expects net R&D to increase in 2025 primarily due to costs related to patient enrollment in the KLARITY study.

G&A expenses for the fourth quarter of 2024 were $1.3 million, compared to $0.9 million in the fourth quarter of 2023. G&A expenses for 2024 were $5.5 million compared to $4.7 million in 2023. G&A expenses in 2025 are expected to remain consistent with expenses from 2024.

About Kiora Pharmaceuticals

Kiora Pharmaceuticals is a clinical-stage biotechnology company developing advanced therapies for retinal disease. We target critical pathways underlying retinal diseases using innovative small molecules to slow, stop, or restore vision loss. KIO-301 is being developed for the treatment of retinitis pigmentosa, choroideremia, and Stargardt disease. It is a molecular photoswitch that has the potential to restore vision in patients with inherited and/or age-related retinal degeneration. KIO-104 is being developed for the treatment of retinal inflammation. It is a next-generation, non-steroidal, immuno-modulatory, and small-molecule inhibitor of dihydroorotate dehydrogenase (DHODH).

In addition to news releases and SEC filings, we expect to post information on our website, www.kiorapharma.com, and social media accounts that could be relevant to investors. We encourage investors to follow us on X and LinkedIn as well as to visit our website and/or subscribe to email alerts.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating to, among other things, Kiora's ability to execute on development and commercialization efforts and other regulatory or marketing approval efforts pertaining to Kiora's development-stage products, including KIO-104 and KIO-301, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all, the sufficiency of existing cash and short-term investments on hand to fund operations for specific periods, the ability to timely complete planned initiatives for 2025, including Phase 2 clinical development of KIO-301 and KIO-104, the completion of enrollment and the timing of topline results from the ABACUS-2 Phase 2 trial, the potential for KIO-301 to be the first treatment options for patients with inherited degenerative diseases like RP, the potential for KIO-104 to reduce inflammation, the timing of topline results from the Phase 2 KLARITY trial of KIO-104, the potential for KIO-104 to apply to other retinal inflammatory diseases, and expected trends for research and development and general and administrative spending in 2025. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the ability to conduct clinical trials on a timely basis, market and other conditions and certain risk factors described under the heading "Risk Factors" contained in Kiora's Annual Report on Form 10-K filed with the SEC on March 25, 2025 or described in Kiora's other public filings. Kiora's results may also be affected by factors of which Kiora is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Kiora expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions, or circumstances on which any such statement is based, except as required by law.

Contacts:

Investors
Investors@kiorapharma.com

Financial Tables Follow

KIORA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(audited)

	December 31,
	2024	2023
ASSETS
Current Assets:
Cash and Cash Equivalents	$3,792,322	$2,454,684
Short-Term Investments	22,999,760	—
Prepaid Expenses and Other Current Assets	2,042,487	233,382
Collaboration Receivables	601,197	—
Tax Receivables	270,246	2,049,965
Total Current Assets	29,706,012	4,738,031
Non-Current Assets:
Property and Equipment, Net	5,232	8,065
Restricted Cash	4,057	4,267
Intangible Assets and In-Process R&D, Net	6,687,100	8,813,850
Operating Lease Assets with Right-of-Use	57,170	106,890
Other Assets	24,913	40,767
Total Assets	$36,484,484	$13,711,870
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$415,590	$206,260
Accrued Expenses	4,588,657	1,380,666
Accrued Collaboration Credit	981,111	—
Operating Lease Liabilities	23,355	47,069
Total Current Liabilities	6,008,713	1,633,995
Non-Current Liabilities:
Contingent Consideration	4,191,490	5,128,959
Deferred Tax Liability	490,690	779,440
Non-Current Operating Lease Liabilities	33,815	59,822
Total Non-Current Liabilities	4,715,995	5,968,221
Total Liabilities	10,724,708	7,602,216
Commitments and Contingencies (Note 12)
Stockholders’ Equity:
Preferred Stock, $0.01 Par Value: 10,000,000 shares authorized at December 31, 2024 and 2023; 3,750 designated Series A, 0 shares issued and outstanding at December 31, 2024 and 2023, 10,000 designated Series B, 0 shares issued and outstanding at December 31, 2024 and 2023; 10,000 shares designated Series C, 0 shares issued and outstanding at December 31, 2024 and 2023, 20,000 shares designated Series D, 7 shares issued and outstanding at December 31, 2024 and 2023; 1,280 shares designated Series E, 0 shares issued and outstanding at December 31, 2024 and 2023; 420 shares designated Series F, 420 shares issued and outstanding at December 31, 2024 and 2023
	4	4
Common Stock, $0.01 Par Value: 150,000,000 shares authorized at December 31, 2024 and 2023; 3,000,788 and 856,182 shares issued and outstanding at December 31, 2024 and 2023, respectively	267,679	77,078
Additional Paid-In Capital	169,156,374	153,192,228
Accumulated Deficit	(143,382,122)	(146,976,855)
Accumulated Other Comprehensive Loss	(282,159)	(182,801)
Total Stockholders’ Equity	25,759,776	6,109,654
Total Liabilities and Stockholders’ Equity	$36,484,484	$13,711,870

KIORA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(audited)

	Year Ended December 31,
	2024	2023
Revenue:
Collaboration Revenue	$16,000,000	$—
Grant Revenue	20,000	—
Total Revenue	16,020,000	—
Operating Expenses:
General and Administrative	5,542,324	4,663,146
Research and Development	7,842,207	4,027,037
Collaboration Credit	(2,945,350)	—
In-Process R&D Impairment	2,008,000	1,904,314
Change in Fair Value of Contingent Consideration	(937,469)	1,992,399
Total Operating Expenses	11,509,712	12,586,896
Operating Income (Loss) Before Other Income	4,510,288	(12,586,896)
Other Income (Expense), Net:
Impairment of Intangible Assets	(104,167)	—
Loss on Disposal of Fixed Assets	(3,859)	(28,379)
Interest Income	1,252,849	173,989
Interest Expense	(21,446)	(11,132)
Other Income, Net	26,073	28,841
Total Other Income, Net	1,149,450	163,319
Income (Loss) Before Income Tax Expense	5,659,738	(12,423,577)
Income Tax Expense	(2,065,005)	(90,319)
Net Income (Loss)	$3,594,733	$(12,513,896)
Deemed Dividends from Warrant Reset Provision	—	(530,985)
Net Income (Loss) Attributable to Common Shareholders	$3,594,733	$(13,044,881)
Net Income (Loss) per Common Share - Basic	$0.93	$(24.25)
Weighted Average Shares Outstanding - Basic	3,872,644	538,007
Net Income (Loss) per Common Share - Diluted	$0.87	$(24.25)
Weighted Average Shares Outstanding - Diluted	4,125,075	538,007

Other Comprehensive Income (Loss):
Net Income (Loss)	$3,594,733	$(12,513,896)
Unrealized Gain on Marketable Securities	29,719	—
Foreign Currency Translation Adjustments	(129,077)	(60)
Comprehensive Income (Loss)	$3,495,375	$(12,513,956)